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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Selective Insurance Group, Inc.


We consent to the incorporation by reference in the registration statement (No. 333-10477) on Form S-8 of Selective Insurance Group, Inc. of our report dated June 27, 2003, with respect to the statements of net assets available for plan benefits of Selective Insurance Retirement Savings Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for plan benefits for the years then ended, and related supplemental schedule, which report appears in the December 31, 2002 annual report on Form 11-K of Selective Insurance Group, Inc.

/s/ KPMG LLP
New York, New York
June 27, 2003

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